AMENDMENT TO OPTEX SYSTEMS HOLDINGS, INC.
2009 STOCK OPTION PLAN

This Amendment to Optex Systems Holdings, Inc. Stock Option Plan is dated as of December 9, 2012.  Except for the amendment to Section 4.01 set forth below, the original terms of the 2009 Stock Option Plan remain in full force and effect.

Section 4.01 is hereby amended to increase the total number of shares available for issuance as follows:

4.01 Number of Shares Issuable.  The total number of shares authorized to be issued under the Plan shall be 50,000,000 shares of Common Stock. The number of shares available for issuance under the Plan shall be further subject to adjustment in accordance with Section 7.06.  The shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock which shall have been reacquired by the Company.